Putnam 005 Global Equity, April 30, 2009, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A			  1,225
Class B			     NA
Class C			     NA

72DD2

Class M			     NA
Class R			     NA
Class Y			    126

73A1

Class A			  0.010
Class B			     NA
Class C			     NA

73A2

Class M			     NA
Class R			     NA
Class Y			  0.037

74U1

Class A			112,793
Class B			  8,697
Class C			  2,116

74U2

Class M			  2,008
Class R			    192
Class Y			  3,199

74V1

Class A			   6.12
Class B			   5.54
Class C			   5.84

74V2

Class M			   5.89
Class R			   6.06
Class Y			   6.30


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

74P
On September 26, 2008, the fund entered into an Agreement with another registered investment company (the Seller) managed by Putnam Management. Under the Agreement, the Seller sold to the fund the right to receive, in the aggregate, $2,194,515 in net payments from Lehman Brothers Special Financing, Inc. in connection with certain terminated derivatives transactions (the Receivable), in exchange for an initial payment plus (or minus) additional amounts based on the funds ultimate realized gain (or loss) with respect to the Receivable. The Receivable will be offset against the funds net payable to Lehman Brothers Special Financing, Inc. and is included in the Statement of assets and liabilities within Payable for investments purchased. Future payments under the Agreement are valued at fair value following procedures approved by the Trustees and are included in the Statement of assets and liabilities. All remaining payments under the Agreement will be recorded as realized gain or loss.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.